EXHIBIT 2(d)

                        AN ACTION BY THE SOLE SHAREHOLDER
                                       OF
                         HOME CITY FINANCIAL CORPORATION


     The undersigned, being the holder of all of the issued and outstanding shares of Home City Financial Corporation (the "Corporation"), hereby takes the following action:

      RESOLVED, that the Code of Regulations of the Corporation be amended by deleting Section 1.10 in its entirety and substituting therefor the following new Section 1.10:

            Section 1.10. Cumulative Voting. No shareholder shall have the right to vote cumulatively in the election of directors.


     IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Corporation, hereby indicates in writing his approval of and consent to the foregoing action and resolutions, without a meeting pursuant to Section 1701.54 of the Ohio Revised Code, to be effective as of December 2, 1996.


                                    Douglas L. Ulery
                                    ___________________________________
                                    Douglas L. Ulery


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